EXHIBIT 11.1

                 HEDSTROM HOLDINGS, INC. AND SUBSIDIARY
                     EARNINGS PER SHARE DISCLOSURE
             For the quarterly period ended March 31, 1998
                        (Dollars in thousands)

                                 Income        Shares       Share
                               (Numerator) (Denominator)    Amount
                               ----------- -------------    ------
Basic Earnings Per
Share:
  Net loss                      $(259)        $ 67,663    $ (0.00)

Effect of Dilutive Securities:
  Stock options in the money        -            4,142          -
  Buyback of shares at
    average price of $1.64          _           (2,795)         -
                                -----         --------    -------
  Net effect of stock options       -            1,347          -
                                -----         --------    -------
Diluted Earnings Per
Share:
  Net income (loss)             $(259)        $ 69,010    $ (0.00)
                                =====         ========    =======

Options to purchase 85,000 shares of common stock at $1.64 per share were outstanding at December 31, 1997 but were not included in the computation of diluted EPS because average market price of the common shares was not greater than the options exercise price.